The information in this Preliminary Terms Supplement is not complete and may be changed. We may not sell these Securities until the Final Terms Supplement, the Prospectus Supplement, the Product Supplement and the Prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these Securities, and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion
Dated September 22, 2016 PRELIMINARY TERMS SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-204908

Preliminary Terms Supplement

UBS AG Step Performance Securities

UBS AG $ Securities linked to the shares of iShares® Russell 2000 ETF due on or about October 1, 2018

Indicative Terms

Issuer	UBS AG, London Branch
Term	Approximately 24 months.
Underlying Asset	The shares of iShares® Russell 2000 ETF
Trade Date	September 22, 2016 (subject to postponement in the event of a market disruption event, as described in the SPS & TSPS product supplement).
Settlement Date	September 27, 2016 (subject to postponement in the event of a market disruption event, as described in the SPS & TSPS product supplement).
Final Valuation Date	September 24, 2018 (subject to postponement in the event of a market disruption event, as described in the SPS & TSPS product supplement).
Maturity Date	October 1, 2018 (subject to postponement in the event of a market disruption event, as described in the SPS & TSPS product supplement).
Principal Amount	$10 per Security. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment) and integral multiples of $10 in excess thereof.
Payment at Maturity (per Security)

On the maturity date,

if the underlying return is zero or positive, UBS will pay you a cash payment for each Security you hold equal to $10 + ($10 × the greater of (a) Step Return and (b) Underlying Return); or

if the underlying return is negative, UBS will pay you a cash payment for each Security you hold equal to $10 + ($10 x Underlying Return).

Investors are fully exposed to any decline in the level of the underlying asset from the trade date to the final valuation date. Specifically, if the underlying return is negative, you will lose a percentage of your principal amount equal to the underlying return, and in extreme situations, you could lose all of your initial investment.

Underlying Return	The quotient, expressed as a percentage, of the following formula: ( Final Level - Initial Level ) / Initial Level
Initial Level

The closing level of the underlying asset on the trade date. The initial level is subject to adjustments in the case of antidilution and reorganization events, as described in the SPS & TSPS product supplement.

Final Level

The closing level of the underlying asset on the final valuation date. The final level is subject to adjustments in the case of antidilution and reorganization events, as described in the SPS & TSPS product supplement.

Closing Level

On any trading day, generally the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying asset during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Step Return	15.35% to 15.77%. The actual step return will be set on the trade date.
CUSIP	[]
ISIN	[]
Valoren	[]
Tax Treatment

There is no tax authority that specifically addresses the tax treatment of the Securities, and such tax treatment is uncertain as discussed further under “What are the Tax Consequences of the Securities?” and “Risks Related to Taxation Issues” in the SPS & TSPS product supplement. UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying asset. Under this characterization, you should generally recognize gain or loss upon the sale, redemption or maturity of your Securities. Subject to the constructive ownership rules (discussed below), such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less). Furthermore, it is possible that the Internal Revenue Service could assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code of 1986, as amended. If your Securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, redemption or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the shares of the exchange traded fund on the date that you purchased your Securities and sold such interest in the exchange traded fund on the date of the sale or maturity of the Securities, as further discussed under “Supplemental U.S. Tax Considerations - Section 1260” in the SPS & TSPS product supplement. You are urged to read the section “Supplemental U.S. Tax Considerations” in the SPS & TSPS product supplement.

For greater detail and possible alternative tax treatments please see the section entitled “What Are the Tax Consequences of the Securities?” on page 11 of the SPS prospectus supplement and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-54 of the SPS & TSPS product supplement.

You are urged to consult your own tax advisor concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including the jurisdiction of the underlying asset issuer).

Notice to investors: the Securities are significantly riskier than conventional debt instruments. UBS is not necessarily obligated to repay the full amount of your initial investment at maturity, and the Securities have the same downside market risk as an investment in the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 4, under “Key Risks” beginning on page 4 of the SPS prospectus supplement and under “Risk Factors” beginning on page PS-17 of the SPS & TSPS product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities.

The estimated initial value based on an issuance size of approximately $100,000 of the Securities as of the trade date is expected to be between 94.15% and 96.65% of the issue price to the public for Securities linked to the shares of iShares® Russell 2000 ETF. The range of the estimated initial value of the Securities was determined on the date of this preliminary terms supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks - Fair value considerations” and “Key Risks - Limited or no secondary market and secondary market price considerations” on pages 4 and 5 of this preliminary terms supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this preliminary terms supplement, or the previously delivered SPS prospectus supplement, the SPS & TSPS product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

See “Additional Information about UBS and the Securities” on page 7. The Securities we are offering will have the terms set forth in the SPS prospectus supplement dated May 2, 2016 relating to the Securities, the SPS & TSPS product supplement, the accompanying prospectus and this preliminary terms supplement.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security

iShares® Russell 2000 ETF	$100%	$2.00%	$98.00%

UBS Financial Services Inc.

UBS Investment Bank

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a prospectus supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering for which this preliminary terms supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC web site at www.sec.gov as follows:

•	SPS Prospectus Supplement dated May 2, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516571262/d140236d424b2.htm
•	SPS & TSPS product supplement dated May 2, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516570618/d185839d424b2.htm
•	Prospectus dated April 29, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Step Performance Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the ”SPS prospectus supplement” mean the UBS prospectus supplement dated May 2, 2016, references to the ”SPS & TSPS product supplement” mean the UBS product supplement, dated May 2, 2016, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated April 29, 2016.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here and are comparable to the corresponding risks discussed in the “Key Risks” section of the SPS prospectus supplement, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the SPS & TSPS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

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Risk of loss at maturity - The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities. UBS will only pay you the principal amount of your Securities at maturity if the final level of the underlying asset is equal to or greater than the initial level. If the underlying return is negative, you will lose a percentage of your principal amount equal to the underlying return, and in extreme situations, you could lose all of your initial investment.

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The stated payout from the issuer applies only if you hold your Securities to maturity - You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying asset is equal to or greater than the initial level.

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The step return and any participation in the positive performance of the underlying asset in excess of the step return applies only if you hold your Securities to maturity - You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the step return or participation in the underlying return in excess of the step return, and the return you realize may be less than the step return and the return of the underlying asset even if such return is zero or positive. You can receive the full benefit of the step return or the participation in the underlying return from UBS only if you hold your Securities to maturity.

•	No interest payments - UBS will not pay any interest with respect to the Securities.
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Credit risk of UBS - The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

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Market risk - The return on the Securities, which may be positive or negative, is directly linked to the performance of the underlying asset and indirectly linked to the value of the stocks, futures contracts on physical commodities and other assets constituting the ETF (collectively, “underlying constituents”). The level of the underlying asset can rise or fall sharply due to factors specific to the ETF and its underlying constituents and their issuers, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should conduct your own investigation into the respective underlying asset issuer and the underlying asset for your Securities. For additional information regarding the underlying asset issuer, please see "Information about the Underlying Asset" and "iShares® Russell 2000 ETF" in this preliminary terms supplement and the respective underlying asset issuer's SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.

•	Fair value considerations.
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The issue price you pay for the Securities will exceed their estimated initial value - The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final terms supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level and volatility of the underlying asset and the underlying constituents, the expected dividends of the underlying asset and the underlying constituents, if applicable, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

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The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value - The value of your Securities at any time will vary based on many factors, including the factors described above and in “Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

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Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date - We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to pricing the Securities on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

•	Limited or no secondary market and secondary market price considerations.
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There may be little or no secondary market for the Securities - The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

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The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements - For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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Price of Securities prior to maturity - The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying asset and the underlying constituents; the volatility of the underlying asset and the underlying constituents; the dividend rate paid on the underlying asset and the underlying constituents, if applicable; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

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Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices - All other things being equal, the use of the internal funding rates described above under “- Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

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Owning the Securities is not the same as owning the underlying asset or underlying constituents - The return on your Securities may not reflect the return you would realize if you actually owned the underlying asset or underlying constituents comprising the underlying asset. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that a holder of the underlying asset or the underlying constituents, if applicable, may have.

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No assurance that the investment view implicit in the Securities will be successful - It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall and there can be no assurance that the final level of the underlying asset will be equal to or greater than the initial level. The level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset. You should be willing to accept the risks of owning equities in general and the underlying asset in particular, and to assume the risk of losing some or all of your initial investment.

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The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity - For antidilution and reorganization events affecting the underlying asset, the calculation agent may make adjustments to the initial level and/or the final level, as applicable and any other term of the Securities. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities and your payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the SPS & TSPS product supplement, the SPS prospectus supplement or this preliminary terms supplement as necessary to achieve an equitable result. Following certain reorganization events relating to the underlying asset issuer where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the equity security of a successor to the respective underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset in such reorganization event. If the underlying asset issuer becomes subject to (i) a reorganization event whereby the underlying asset is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates, or (iii) the underlying asset is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on a substitute security. Following a delisting or suspension from trading or discontinuance of the ETF, the amount you receive at maturity may be based on a share of another ETF or a basket of securities, futures contracts, commodities or other assets, as described further under “General Terms of the Securities - Delisting, Discontinuance or Modification of an ETF” in the SPS & TSPS product supplement. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Securities and your payment at maturity, if any. For more information, see the sections “General Terms of the Securities - Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “-Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the SPS & TSPS product supplement.

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The value of the underlying asset may not completely track the value of the securities, futures contracts or physical commodities in which such exchange traded fund invests - Although the trading characteristics and valuations of the underlying asset will usually mirror the characteristics and valuations of the underlying constituents, the level of the ETF may not completely track the value of its underlying constituents. The level of the underlying asset will reflect transaction costs and fees that the underlying constituents in which the underlying asset invests do not have. In addition, although the underlying asset may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the underlying asset or that there will be liquidity in the trading market.

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Fluctuation of NAV - The net asset value (the ‘‘NAV’’) of an ETF may fluctuate with changes in the market value of such ETF’s underlying constituents. The market prices of the underlying asset may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying asset may differ from its NAV per share; the underlying asset may trade at, above or below its NAV per share.

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Failure of the underlying asset to track the level of the target index - While the underlying asset is designed and intended to track the level of a specific index (a ’’target index’’), various factors, including fees and other transaction costs, will prevent the underlying asset from correlating exactly with changes in the level of the target index. Additionally, although the performance of an ETF seeks to replicate the performance of its target index, the ETF may not invest in all the securities, futures contracts or commodities comprising the target index but rather may invest in a representative sample of the assets comprising the target index. Accordingly, the performance of the underlying asset will not be equal to the performance of its target index during the term of the Securities.

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There is no affiliation between the underlying asset issuer or any issuer of an underlying constituent (an “underlying constituent issuer”), and UBS, and UBS is not responsible for any disclosure by such issuers — We and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer or any underlying constituent issuer. However, we are not affiliated with the underlying asset issuer or any underlying constituent issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into the underlying asset, the underlying asset issuer and each underlying constituent. Neither the underlying asset issuer nor any underlying constituent issuer is involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying asset issuer and any underlying constituent issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

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Potential UBS impact on the market price of the underlying asset - Trading or transactions by UBS or its affiliates in the underlying asset or any underlying constituent, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset or any underlying constituent may adversely affect the market price of the underlying asset and, therefore, the market value of your Securities.

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Potential conflict of interest - UBS and its affiliates may engage in business with the issuer of the underlying asset or an underlying constituent issuer, if applicable, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlying return and the payment at maturity based on the closing level of the underlying asset on the final valuation date. The calculation agent can postpone the determination of the initial level and/or step return on the trade date and the final level on the final valuation date, if a market disruption event occurs and is continuing on that day and may make adjustments to the initial level, final level and the underlying asset itself for antidilution and reorganization events affecting the underlying asset. As UBS determines the economic terms of the Securities, including the step return, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

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Potentially inconsistent research, opinions or recommendations by UBS - UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying asset to which the Securities are linked.

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Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Securities - Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

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Dealer incentives - UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount indicated on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

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Uncertain tax treatment - Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See ‘‘Supplemental U.S. Tax Considerations” beginning on page PS-54 of the SPS & TSPS product supplement.

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Small-Capitalization Risks - The Securities are linked to the iShares® Russell 2000 ETF (the "IWM Fund") and are subject to risks associated with small-capitalization companies. The IWM Fund invests in companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than mid- and large-capitalization companies and therefore the respective fund's share price may be more volatile than that of funds that invest a larger percentage of their assets in stocks issued by mid- and large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of mid- and large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the relevant fund to buy and sell them. In addition, small-capitalization companies are typically less stable financially than mid- and large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than mid- and large-capitalization companies and are more susceptible to adverse developments related to their products.

Information about the Underlying Asset

All disclosures regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

The underlying asset is registered under the Securities Act of 1933, the Securities Exchange Act of 1934, and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying asset with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying asset under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary terms supplement or any accompanying prospectus, product supplement or prospectus supplement. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

iShares® Russell 2000 ETF

We have derived all information contained herein regarding the iShares® Russell 2000 ETF (the "IWM Fund") from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors ("BFA"), the investment advisor of the IWM Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the IWM Fund.

The IWM Fund is one of the investment portfolios that constitute the iShares Trust. The IWM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the Russell 2000 Index (the "Russell 2000"). The Russell 2000 measures the performance of the small-capitalization sector of the U.S. equity market and is provided by Russell Investment Group, an organization that is independent of the IWM Fund and BFA. The Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the Russell 2000 at any time.

The Russell 2000 is a float-adjusted capitalization-weighted index of equity securities issued by the approximately 2,000 smallest issuers in the Russell 3000 Index. The IWM Fund invests in a representative sample of securities included in the Russell 2000 that collectively has an investment profile similar to the Russell 2000. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Russell 2000. Due to the use of representative sampling, the IWM Fund may or may not hold all of the securities that are included in the Russell 2000.

As of June 30, 2014, ordinary operating expenses of the IWM Fund are expected to accrue at an annual rate of 0.24% of the IWM Fund's average daily net asset value. Expenses of the IWM Fund reduce the net asset value of the assets held by the IWM Fund and, therefore, reduce the value of the shares of the IWM Fund.

As of June 30, 2014, the IWM Fund held stocks of U.S. companies in the following industry sectors: Financial Services (22.95%), Technology (14.38%), Consumer Discretionary (13.58%), Producer Durables (13.47%), Health Care (12.98%), Materials & Processing (6.88%), Energy (6.11%), Utilities (4.41%), Consumer Staples (2.75%) and Other/Undefined (2.49%).

In making your investment decision you should review the prospectus related to the IWM Fund, dated July 31, 2014 filed by iShares Trust ("the IWM Fund Prospectus") available at:

http://www.sec.gov/Archives/edgar/data/1100663/000119312514282957/d756865d485bpos.htm

In addition, the IWM Fund Prospectus is available on IWM Fund's website as indicated below. In making your investment decision you should pay particular attention to the sections of the IWM Fund Prospectus entitled "A Further Discussion of Principal Risks" and "A Further Discussion of Other Risks." UBS has not undertaken an independent review or due diligence of any publicly available information regarding the IWM Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, these Terms or any accompanying prospectus.

The IWM Fund's website is http://us.ishares.com/product_info/fund/overview/IWM.htm. Shares of the IWM Fund are listed on the NYSE Arca under ticker symbol "IWM".

Information filed by iShares Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 333-92935 and 811-09729.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary terms supplement or any prospectus supplement, product supplement or accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing levels for IWM Fund's shares, based on daily closing levels on the primary exchange for IWM Fund. We obtained the closing level information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of IWM Fund on September 21, 2016 was $123.92. The actual initial level will be the closing level of IWM Fund's shares on the trade date. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close

10/03/2011	12/30/2011	$76.45	$60.97	$73.69

01/03/2012	03/30/2012	$84.41	$74.56	$82.85

04/02/2012	06/29/2012	$83.79	$73.64	$79.65

07/02/2012	09/28/2012	$86.40	$76.68	$83.46

10/01/2012	12/31/2012	$84.69	$76.88	$84.29

01/02/2013	03/28/2013	$94.80	$86.65	$94.26

04/01/2013	06/28/2013	$99.51	$89.58	$97.16

07/01/2013	09/30/2013	$107.10	$98.08	$106.62

10/01/2013	12/31/2013	$115.31	$103.67	$115.31

01/02/2014	03/31/2014	$119.83	$108.64	$116.34

04/01/2014	06/30/2014	$118.81	$108.88	$118.81

07/01/2014	09/30/2014	$120.02	$109.35	$109.35

10/01/2014	12/31/2014	$121.08	$104.30	$119.67

01/02/2015	03/31/2015	$126.03	$114.69	$124.35

04/01/2015	06/30/2015	$129.01	$120.85	$124.86

07/01/2015	09/30/2015	$126.31	$107.53	$109.20

10/01/2015	12/31/2015	$119.85	$109.01	$112.51

01/04/2016	03/31/2016	$110.62	$94.80	$110.62

04/01/2016	06/30/2016	$118.43	$108.69	$114.97

07/01/2016*	09/21/2016*	$125.41	$113.69	$123.92

* As of the date of this preliminary terms supplement, available information for the third calendar quarter of 2016 includes data for the period from July 1, 2016 through September 21, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

The graph below illustrates the performance of IWM Fund's shares for the period indicated, based on information from Bloomberg. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Securities.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of the final terms supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC will agree to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final terms supplement.

Conflicts of Interest - Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation - The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks - Fair value considerations” and “Key Risks - Limited or no secondary market and secondary market price considerations” on pages 4 and 5 of this preliminary terms supplement.

You should rely only on the information incorporated by reference or provided in this preliminary terms supplement, the accompanying prospectus supplement, the product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary terms supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Terms Supplement		Use of Proceeds	12
		Description of Debt Securities We May Offer	13
		Description of Warrants We May Offer	33
		Legal Ownership and Book-Entry Issuance	48
		Considerations Relating to Indexed Securities	53
		Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
		U.S. Tax Considerations	59
		Tax Considerations Under the Laws of Switzerland	70
		Benefit Plan Investor Considerations	72
		Plan of Distribution	74
Indicative Terms	1	Conflicts of Interest	76
Additional Information About UBS and the Securities	3	Validity of the Securities	77
Key Risks	4	Experts	77
Information About the Underlying Asset	7
iShares® Russell 2000 ETF	7
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	9

Prospectus Supplement
Investment Description	i
Features	i
Security Offerings	i
Additional Information About UBS and the Securities	ii
Investor Suitability	1
Common Terms for Each Offering of the Securities	2
Investment Timeline	3
Key Risks	4

$ •

UBS AG Step Performance Securities due on or about October 1, 2018

Preliminary Terms Supplement dated September 22, 2016

(To Prospectus Supplement dated May 2, 2016,

Product Supplement dated May 2, 2016 and

Prospectus dated April 29, 2016)

UBS Investment Bank

UBS Financial Services Inc.

Hypothetical Performance Scenarios	9
What are the Tax Consequences of the Securities ?	11
Information About the Underlying Asset	14
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	15
Annex A – Form of Final Terms Supplement	A-2
Annex B – UBS Equity Investor - Investment Guide	B-2

Product Supplement
Product Supplement Summary	PS-1
Payment at Maturity for the Securities	PS-1
The Performance Strategies Products	PS-2
Payment at Maturity for Step Performance Securities	PS-2
Payment at Maturity for Trigger Step Performance Securities	PS-3
Defined Terms Relating to Payments at Maturity for the Securities	PS-3
Hypothetical Examples of How the Securities Perform	PS-12
Risk Factors	PS-17
General Terms of the Securities	PS-33
Payment at Maturity for the Securities	PS-33
The Performance Strategies Products	PS-33
Payment at Maturity for Step Performance Securities	PS-34
Payment at Maturity for Trigger Step Performance Securities	PS-34
Defined Terms Relating to Payments at Maturity for the Securities	PS-34
Market Disruption Events	PS-37
Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset	PS-40
Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset	PS-44
Use of Proceeds and Hedging	PS-53
Supplemental U.S. Tax Considerations	PS-54
Certain ERISA Considerations	PS-62
Supplemental Plan of Distribution (Conflicts of Interest)	PS-63

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	4
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11